Exhibit 99

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

PRESS RELEASE

December 17, 2002

Avnet Announces Amended Bank Facilities
Updates Liquidity Position and Outlook for the Quarter

Phoenix, Arizona — Avnet, Inc. (NYSE:AVT) today announced that the Company and its banking syndicate have agreed to modify the springing lien provision contained in the Company’s current multiyear bank facility. This modification extends the due date for completing a permitted capital markets transaction from December 15, 2002 to February 14, 2003. Other springing lien triggering events are unaffected by this amendment.

As part of the amendment to extend the December 15, 2002 trigger date, the Company agreed that the springing lien would trigger if it borrows any funds under the facility, other than certain letter of credit obligations, prior to a permitted capital markets transaction. Currently, no loans are outstanding under the facility and management believes the Company does not have any need for short-term funding in excess of amounts available under other facilities. The postponement of this trigger date until February 14, 2003 provides Avnet the opportunity to further evaluate its financing alternatives including the possible timing and structure of a long-term bond offering. The company reiterated it does not intend to pursue equity-based financing at this time.

Avnet also announced that it has finalized and filed with the Securities and Exchange Commission on Form 8-K on December 16, 2002, a previously announced agreement to amend its existing accounts receivable securitization program to lower a debt ratings trigger. The Company had previously reached verbal agreement to lower the ratings trigger to Ba2 (Moody’s) or BB (Standard and Poor’s), and this agreement has now been finalized.

Commenting on these agreements, Ray Sadowski, chief financial officer of Avnet, said, “We currently have no outstanding drawings on the $300 million capacity multiyear bank facility, and therefore we felt the postponement of the springing lien provision was warranted. We have seen some recent improvement in the capital markets, but postponement gives us more time to evaluate long-term debt financing alternatives, obtain the most appropriate terms on a financing transaction, and optimize Avnet’s results for our investors. Finalizing the agreement to restructure the debt ratings trigger on the accounts receivable securitization program also provides the Company additional flexibility.”

Mr. Sadowski continued “We would like to thank our banking partners for working with us to amend both banking agreements. We currently have ample liquidity with over $740 million of total capacity available to the Company, and we expect to continue to generate positive cash flow over the next few quarters. While our liquidity position does not compel us to access the capital markets, we have stated before that it is our desire to replace maturing long-term debt with long-term financing instruments. We are continuing to look at bonds as well as other forms of multiyear bank lending to meet our short and longer term capital structure requirements.”

Roy Vallee, chief executive officer, stated, “We continue to believe the worst of this unprecedented technology downturn is behind us. As announced in October of this year, we are on track to achieve the additional $80 million of annualized cost savings going into the March, 2003 quarter. Meanwhile sales and operating profits for the December, 2002 quarter are tracking largely as expected, and we remain comfortable with the $0.05 EPS, before special items related to the $80 million cost cutting activities, estimate previously provided.”

Avnet is hosting an Analyst Day at the New York Stock Exchange today. Presentations by the Company’s senior executives will begin at 10:00 a.m. Eastern Time and continue through 3:30 p.m., after which Avnet will ring the closing bell. The analyst meeting, including the question and answer sessions will be Web cast live at www.ir.avnet.com. An archive of the event will also be available after the live event has ended.

Additional Information

Phoenix, Arizona-based Avnet, Inc., a Fortune 500 and Fortune Global 500 company, is one of the world’s largest distributors of semiconductors, electronic components, enterprise computer products and services, and embedded sub-systems from leading manufacturers. Serving customers in 63 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Please feel free to visit Avnet’s investor relations Web site at www.ir.avnet.com.

Contact:

Avnet, Inc., Phoenix
John J. Hovis, 480/643-7053
Vice President and Director, Investor Relations
investorrelations@avnet.com

2